EXHIBITS 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-144870, 333-176733 and 333-183882) and Form S-3 (File No. 333-190397) of Lakeland Industries, Inc. of our report dated March 31, 2014 relating to our audit of the financial statements of Weifang Lakeland Safety Products Co., Ltd. as of January 31, 2014 which appears in this Annual Report on Form 10-K/A of Lakeland Industries, Inc. for the year ended January 31, 2014.

/s/ Annie Huang
/s/ RMS China
(Shanghai)
August 13, 2014